EXHIBIT 10.26s

TIFFANY & CO.
a Delaware Corporation
(the “Parent”)
TERMS OF STOCK OPTION AWARD
(Transferable Non-Qualified Option)
under the
2014 EMPLOYEE INCENTIVE PLAN
(the “Plan”)
Terms Effective January 17, 2018

1.    Introduction and Terms of Option. Participant has been granted a Non-Qualified Stock Option Award (the “Option”) to purchase shares of Common Stock (“Shares”) under the Plan by the Committee. The name of “Participant,” the “Grant Date,” the number of “Covered Shares,” the “Maturity Date(s)” and the “Exercise Price” per share are stated in the attached “Notice of Grant.” The other terms and conditions of the Option are stated in this document and in the Plan. If Participant has the title of Vice President or a more senior title, this award will be void unless Participant executes and delivers to Parent those certain Non-Competition and Confidentiality Covenants in the form approved by the Committee within 180 days after the Grant Date.

2.    Award and Exercise Price; Option Not An Incentive Stock Option. Subject to the terms and conditions stated in this document, the Option gives Participant the right to purchase the Covered Shares from Parent at the Exercise Price. The Option is not intended to constitute an “incentive stock option” as that term is used in the Code.

3.    Earliest Dates for Exercise - Cumulative Installments. Unless otherwise provided herein, the Option shall become exercisable (“mature”) in a single installment on the Maturity Date or in cumulative installments on the Maturity Dates, in each case as specified in the Notice of Grant. If the Notice of Grant provides for multiple Maturity Dates, once an installment of the Option matures, it shall continue to be exercisable with all prior installments on a cumulative basis until the Expiration Date, subject to earlier termination as provided herein.

4.    Expiration Date. No portion of the Option, whether matured or not, shall be exercisable following the Expiration Date. Unless otherwise provided herein, the “Expiration Date” shall be the ten-year anniversary of the Grant Date.

5.    Effect of Termination of Employment; Change in Control.

(a) Generally. Unless otherwise provided in this Section 5, upon Participant’s Termination Date (i) any installment of the Option that has not yet matured as of the Termination Date shall not mature and shall be null and void; and (ii) the Expiration Date for any matured installment of the Option shall be three months from the Termination Date (but in no event later than the ten-year anniversary of the Grant Date).

(b) Termination due to death or Disability. If Participant’s Termination Date occurs by reason of death or Disability, then in each case all installments of the Option that have not yet matured shall mature on the Termination Date, and the Expiration Date for all matured installments of the

EXHIBIT 10.26s

Option shall be two years from the Termination Date (but in no event later than the ten-year anniversary of the Grant Date).

(c)
Termination due to Retirement. If Participant’s Termination Date occurs by reason of Retirement, then (i) provided the Grant Date was at least six months prior to the Termination Date, all outstanding installments of the Option shall mature on the Maturity Dates specified in the Notice of Grant, and (ii) the Expiration Date for any matured installment of the Option shall be five years from the Termination Date (but in no event later than the ten-year anniversary of the Grant Date).

(d)
Termination due to Eligible Termination. If Participant’s Termination Date occurs by reason of Eligible Termination, then (i) provided the Grant Date was at least six months prior to the Termination Date, all outstanding installments of the Option shall mature on the Maturity Dates specified in the Notice of Grant, and (ii) the Expiration Date for any matured installment of the Option shall be five years from the Termination Date (but in no event later than the ten-year anniversary of the Grant Date).

(e)
Termination for Cause. If Participant’s Termination Date occurs by reason of involuntary termination for Cause, any installment of the Option that has not yet matured shall not mature and shall be null and void; and the Expiration Date shall be the Termination Date.

(f)
Effect of Change in Control. Upon the earlier of (i) the occurrence of a Change in Control that is a Terminating Transaction, or (ii) Participant’s Involuntary Termination, all installments of the Option that have not yet matured shall mature.

6. Methods of Option Exercise.

(a) Prior to the Expiration Date, matured installments of the Option may be exercised in whole or in part by filing a written notice of exercise with the Corporate Secretary of Parent at its corporate headquarters. Such notice shall specify the number of Shares which Participant elects to purchase (the “Exercised Shares”) and shall be accompanied by a bank-certified check payable to Parent (or other type of check or draft payable to Parent and acceptable to its Corporate Secretary) in the amount of the Exercise Price for the Exercised Shares plus any tax withholding resulting from such exercise as computed by Employer. The exercise shall be deemed complete on Parent’s receipt of such notice and said check or draft.

(b) Alternatively, in lieu of such check or draft, if permitted by Parent, and subject to such requirements as Parent may specify (including without limitation requirements consistent with applicable policies concerning insider information), Participant may provide a copy of directions to, or a written acknowledgment from, an Approved Broker that the Approved Broker has been directed to sell, for the account of the owner of the Option, Shares (or a sufficient portion of the Shares) acquired upon exercise of the Option, together with an undertaking by the Approved Broker to remit to Parent a sufficient portion of the sale proceeds to pay the Exercise Price for the Exercised Shares plus any tax withholding resulting from such exercise as computed by Employer. The exercise shall be deemed complete on the trade date of the sale.

(c)	The Committee may approve other methods of exercise, as provided for in the Plan, before the Option is exercised.

7. Withholding. All distributions on the exercise of the Option are subject to withholding of all applicable taxes. The method for withholding shall be as provided in Section 6 above, unless the

Tiffany & Co. 2014 Employee Incentive Plan, Option Terms, January 17, 2018	2

EXHIBIT 10.26s

Committee approves other methods of withholding, as provided for in the Plan, before the Option is exercised.

8. Transferability. The Option is not transferable other than by will or the laws of descent and distribution or pursuant to a “domestic relations order,” as defined in the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder, and shall not otherwise be transferred, assigned, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise, nor shall it be subject to execution, attachment or similar process. Notwithstanding the foregoing, the Option may be transferred by Participant to (i) the spouse, children or grandchildren of Participant (each an “Immediate Family Member”), (ii) a trust or trusts for the exclusive benefit of any or all Immediate Family Members, or (iii) a partnership in which any or all Immediate Family Members are the only partners, provided that (x) there may be no consideration paid or otherwise given for any such transfer, and (y) subsequent transfer of the Option is prohibited otherwise than by will, the laws of descent and distribution or pursuant to a domestic relations order. Following transfer, the Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The provisions of Section 5 above shall continue to be applied with respect to the original Participant following transfer and the Option shall be exercisable by the transferee only to the extent, and for the periods specified, herein. Upon any attempt to transfer the Option other than as permitted herein or to assign, pledge, hypothecate or dispose of the Option other than as permitted herein, or upon the levy of any execution, attachment or similar process upon the Option, the Option shall immediately terminate and become null and void.

9. Definitions. For the purposes of the Option, capitalized terms shall have the meanings provided herein or in the Definitional Appendix attached. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan shall have the same meaning in this document.

10. Heirs and Successors. The terms of the Option shall be binding upon, and inure to the benefit of, Parent and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of Parent’s assets and business. Participant may designate a beneficiary of his/her rights under the Option by filing written notice with the Corporate Secretary of Parent. In the event of Participant’s death prior to the full exercise of the Option, the Option may be exercised by such beneficiary to the extent it was exercisable on Participant’s Termination Date and up until its Expiration Date. If Participant fails to designate a beneficiary, or if the designated beneficiary dies before Participant, the Option may be exercised by Participant’s estate to the extent that it was exercisable on Participant’s Termination Date and up until its Expiration Date.

11. Administration. The authority to manage and control the operation and administration of the Option shall be vested in the Committee, and the Committee shall have all powers with respect to the Option as it has with respect to the Plan. Any interpretation of the Option by the Committee and any decision made by it with respect to the Option shall be final and binding.

12. Compliance with Restrictive Covenants. Notwithstanding any other provision in these terms to the contrary, no installments of the Option shall vest pursuant to Sections 5(b), 5(c) or 5(d), and the Expiration Dates provided in the foregoing Sections shall not apply, if the Committee determines that Participant has materially breached the terms and conditions of any applicable confidentiality, non-competition, non-solicitation or other restrictive covenants.

13. Plan Governs. Notwithstanding anything in this document to the contrary, the terms of the Option shall be subject to the terms of the Plan, a copy of which has been provided to Participant.

Tiffany & Co. 2014 Employee Incentive Plan, Option Terms, January 17, 2018	3

EXHIBIT 10.26s

14. Securities and Other Matters.

(a)
All Shares shall be subject to the restrictions on sale, encumbrance and other disposition provided by federal, state or foreign law. If at any time Parent determines, in its discretion, that (i) the listing, registration, or qualification of the Option or Shares is required by any securities exchange or any applicable federal, state or foreign law (including any tax code and related regulations) or (ii) the consent or approval of any governmental regulatory authority is necessary or desirable, in either case as a condition to the issuance of Shares to Participant (or his or her beneficiary or estate) hereunder, then such issuance will not occur unless and until such listing, registration, qualification, consent or approval has been completed, effected or obtained, free of any conditions not acceptable to Parent. For the avoidance of doubt, Parent shall be under no obligation to effect such listing, registration, qualification, consent or approval. Further, in the event Parent determines that the delivery of any Shares will violate applicable law, Parent may defer delivery until such date as such delivery will no longer cause such violation, as determined in Parent’s opinion. Parent further reserves the right to impose other requirements or conditions on the issuance or delivery of any Shares delivered in connection with the Option to the extent Parent determines such restrictions or conditions are necessary for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(b)
Without limiting the generality of the foregoing, Parent shall not be obligated to sell or issue any Shares pursuant to this document unless, on the date of sale and issuance thereof, such Shares are either registered under the Securities Act, and all applicable state securities laws, or are exempt from registration thereunder. Regardless of whether the offering and sale of Shares under the Plan have been registered under the Securities Act, or have been registered or qualified under the securities laws of any state, Parent at its discretion may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of Parent, such restrictions are necessary in order to achieve compliance with the Securities Act or the securities laws of any state or any other law.

15. Investment Purpose. Unless the Shares are registered under the Securities Act, any and all Shares acquired by Participant under this document will be acquired for investment for Participant’s own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act. Participant shall not sell, transfer or otherwise dispose of such Shares unless they are either (i) registered under the Securities Act and all applicable state securities laws, or (ii) exempt from such registration in the opinion of Parent’s counsel.
16. No Guarantee of Continued Employment or Service. This document, the transactions contemplated hereunder and the exercise schedule set forth herein do not constitute an express or implied promise of continued employment or other service for the exercise period or for any other period, and shall not interfere with Participant’s right or the right of Employer, Parent or any Affiliate to terminate the employment or service relationship at any time, with or without cause, subject to the terms of any written employment agreement (including any offer letter) between Participant and Employer, Parent or any Affiliate.

17. Entire Document; Governing Law. The Plan and this document constitute the entire terms with respect to the subject matter hereof and supersede in their entirety all prior undertakings of Employer, Parent or any Affiliate. In the event of any conflict between this document and the Plan, the Plan shall be

Tiffany & Co. 2014 Employee Incentive Plan, Option Terms, January 17, 2018	4

EXHIBIT 10.26s

controlling, except as otherwise specifically provided in the Plan. This document shall be construed under the laws of the State of New York, without regard to conflict of laws principles.
18. Opportunity for Review. Participant has reviewed the Plan and this document in their entirety, has had an opportunity to obtain the advice of counsel and fully understands all provisions of the Plan and this document. All decisions or interpretations of the Committee upon any questions relating to the Plan and this document shall be binding, conclusive and final.
19. Section 409A. In no event shall Parent, Employer, or any Affiliate have any liability or obligation with respect to taxes, penalties, interest or other expenses for which Participant may become liable as a result of the application of Code Section 409A. Notwithstanding anything herein to the contrary, these terms are intended to be interpreted and applied so that the payments and benefits set forth herein either shall either be exempt from the requirements of Code Section 409A, or shall comply with the requirements of Code Section 409A, and, accordingly, to the maximum extent permitted, this document shall be interpreted to be exempt from or in compliance with Code Section 409A. To the extent that any provision under this document is ambiguous as to its compliance with Code Section 409A, the provision shall be interpreted in a manner so that no amount payable to Participant shall be subject to an “additional tax” within the meaning of Code Section 409A. For purposes of Code Section 409A, each payment provided under this document shall be treated as a separate payment. Notwithstanding any other provision of this document, payments provided under this document may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption.

In addition to the provisions regarding Code Section 409A set forth above, the following shall apply:

If Participant notifies Parent that Participant believes that any provision of this document (or of any award of compensation or benefit, including equity compensation or benefits provided herein or at any time during his employment with Employer) would cause Participant to incur any additional tax or interest under Code Section 409A or Parent independently makes such determination, Parent shall, after consulting with Participant, reform such provision (or award of compensation or benefit) to attempt to comply with or be exempt from Code Section 409A through good faith modifications to the minimum extent reasonably appropriate. To the extent that any provision hereof (or award of compensation or benefit) is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Participant and Parent without violating the provisions of Code Section 409A.

Tiffany & Co. 2014 Employee Incentive Plan, Option Terms, January 17, 2018	5

EXHIBIT 10.26s

Appendix I -- Definitions

“Affiliate” shall mean any Person that controls, is controlled by or is under common control with, any other Person, directly or indirectly.

“Approved Broker” means one or more securities brokerage or financial services firms designated by Parent from time to time.

“Cause” shall mean a termination of employment which is the result of:

(i)
Participant’s conviction or plea of guilty or nolo contendere to a felony or any other crime involving financial impropriety or moral turpitude which would tend to subject Parent or any Affiliate of Parent to public criticism or to materially interfere with Participant’s continued employment;

(ii)
Participant’s willful and material violation of (A) Parent’s Business Conduct Policy - Worldwide or (B) if applicable, Parent’s Code of Business and Ethical Conduct for Directors, the Chief Executive Officer, the Chief Financial Officer and All Other Officers of the Company, in each case as such policy may be amended from time to time;

(iii)
Participant’s willful failure, or willful refusal, to substantially perform or attempt to substantially perform his or her duties or all such proper and achievable directives issued by Participant’s manager or the Parent Board (other than any such failure resulting from incapacity due to physical or mental illness, or any such refusal made in good faith because Participant believes such directives to be illegal, unethical or immoral), provided Participant receives written notice demanding substantial performance and fails to comply within ten (10) business days of such demand;

(iv)	Participant’s gross negligence in the performance of Participant’s duties and responsibilities that is materially injurious to Parent or any Affiliate of Parent;

(v)	Participant’s willful breach of any material obligation that Participant has to Parent or any Affiliate of Parent under any written agreement with Parent or such Affiliate;

(vi)	Participant’s fraud, dishonesty, or theft with regard to Parent or any Affiliate of Parent; and

(vii)	Participant’s failure to reasonably cooperate in any investigation of alleged misconduct by Participant, or by any other employee of Parent or any Affiliate of Parent.

For purposes of the foregoing, no act or failure to act on Participant’s part shall be deemed “willful” unless done, or omitted to be done, by Participant in bad faith toward, or without reasonable belief that his or her action or omission was in the best interests of, Parent or any Affiliate of Parent.

“Change in Control” shall mean the occurrence of any of the following:

(i)
Any Person or group (as defined in Rule 13d-5 under the Exchange Act) of Persons (excluding (i) Parent or any of its Affiliates, (ii) a trustee or any fiduciary holding securities under an employee benefit plan of Parent or any of its Affiliates, (iii) an

Tiffany & Co. 2014 Employee Incentive Plan, Option Terms, January 17, 2018	6

EXHIBIT 10.26s

underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly by stockholders of Parent in substantially the same proportions as their ownership of Parent, or (v) any surviving or resulting entity or ultimate parent entity resulting from a reorganization, merger, consolidation or other corporate transaction referred to in clause (iii) below that does not constitute a Change in Control under clause (iii) below) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Parent representing thirty-five percent (35%) or more of the combined voting power of Parent’s then outstanding securities entitled to vote in the election of directors of Parent;

(ii)
If the individuals who, as of March 16, 2016, constitute the Parent Board (such individuals, the “Incumbent Board”) cease for any reason to constitute a majority of the Parent Board, provided that any person becoming a director subsequent to such date whose election, or nomination for election by the Parent’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such person were a member of the Incumbent Board;

(iii)
The consummation of a reorganization, merger, consolidation or other corporate transaction involving Parent, in each case with respect to which the stockholders of Parent immediately prior to the consummation of such transaction would not, immediately after the consummation of such transaction, own more than fifty percent (50%) of the combined voting power of the surviving or resulting Person or ultimate parent entity resulting from such transaction, as the case may be; or

(iv)
Assets representing fifty percent (50%) or more of the consolidated assets of Parent and its subsidiaries are sold, liquidated or distributed in a transaction (or series of transactions within a twelve (12) month period), other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of Parent in substantially the same proportions as their ownership of the common stock of Parent immediately prior to such sale or disposition.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor provisions thereto.

“Committee” means the Compensation Committee of the Parent Board and/or the Stock Option Subcommittee thereof.

“Common Stock” shall mean the common stock of Parent.

“Disability” shall mean Participant’s incapacity due to physical or mental illness which causes Participant to be absent from the full-time performance of Participant’s duties with Employer for six (6) consecutive months; provided, however, that Participant shall not be determined to be subject to a Disability unless Participant fails to return to full-time performance of Participant’s duties with Employer within thirty (30) days after Employer delivers a written notice to Participant advising Participant of the impending termination of his or her employment due to Disability.

“Eligible Termination” shall mean the involuntary termination of Participant’s employment without Cause, provided that at the time of such termination Participant is a Senior Officer and has completed at least ten (10) years of service as a Senior Officer.

Tiffany & Co. 2014 Employee Incentive Plan, Option Terms, January 17, 2018	7

EXHIBIT 10.26s

“Employer” shall mean the Affiliate of Parent that employs Participant from time to time, and any successor to its business and/or assets by operation of law or otherwise.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor act or provisions thereto.

“Good Reason” means any one or more of the following actions taken without Participant’s consent:

(i)	a material adverse change in Participant’s duties, authority, responsibilities or reporting responsibility;

(ii)
a failure of any successor to Employer or Parent (whether direct or indirect and whether by merger, acquisition, consolidation, asset sale or otherwise) to assume in writing any obligations arising out of any agreement between Employer or Parent and Participant;

(iii)
any other action or inaction that constitutes a material breach by Employer or Parent of any agreement between Participant and Employer. For the avoidance of doubt, any payout of a short-term incentive or annual bonus for a given fiscal year which is less than the target shall not constitute Good Reason, provided that such lower payout is based upon the failure to meet pre-determined performance goals or a good faith determination by Employer or the Committee of Parent Board that Parent’s financial performance or Participant’s personal performance did not warrant a greater payout;

(iv)	Parent’s failure to comply with the terms of any equity award granted to or required by contract to be granted to Participant; or

(v)
the relocation of Employer’s office where Participant was based immediately prior to a Change in Control to a location more than fifty (50) miles away, or should Employer require Participant to be based more than fifty (50) miles away from such office (except for required travel on Employer’s business to an extent substantially consistent with Participant’s customary business travel obligations in the ordinary course of business prior to a Change in Control).

Notwithstanding the foregoing, Participant must give written notice to the Corporate Secretary of Parent of the occurrence of an event or condition that constitutes Good Reason no later than ninety (90) days following the occurrence of such event or condition, and Employer shall have thirty (30) days from the date on which such written notice is received to cure such event or condition.  If Employer is able to cure such event or condition within such 30-day period (or any longer period agreed upon in writing by Participant and Employer), such event or condition shall not constitute Good Reason hereunder.  If Employer fails to cure such event or condition, Participant’s termination for Good Reason shall be effective immediately following the end of such 30-day cure period (or any such longer period agreed upon in writing by Participant and Employer).

“Incumbent Board” shall have the meaning provided in sub-section (ii) of the definition entitled “Change in Control.”

“Involuntary Termination” means, following a Change in Control, (i) Employer’s involuntary termination of Participant’s employment without Cause, or (ii) Participant’s resignation from Employer due to Good Reason within one year following such Change in Control.

Tiffany & Co. 2014 Employee Incentive Plan, Option Terms, January 17, 2018	8

EXHIBIT 10.26s

“Parent” shall mean Tiffany & Co., and any successor to all or substantially all of its business and/or assets by operation of law or otherwise.

“Parent Board” shall mean the Board of Directors of Parent.

“Person” shall mean any individual, firm, corporation, partnership, limited partnership, limited liability partnership, business trust, limited liability company, unincorporated association or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Retirement” shall mean Participant’s voluntary resignation from employment with Employer after reaching age 65, or after reaching age 55 if Participant has completed 10 years of employment with Employer prior to Participant’s Termination Date.

“Securities Act” means the Securities Act of 1933, as amended, and any successor act or provisions thereto.

“Senior Officer” means an officer of Parent appointed by the Parent Board and having one or more of the following titles: Senior Vice President, Executive Vice President, or Chief Executive Officer.

“Separation from Service” means a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h).

“Share” means a share of Common Stock.

“Specified Employee” means a “specified employee” as defined in Code Section 409A(a)(2)(B)(i).

“Terminating Transaction” shall mean any one of the following:

(i)    the dissolution or liquidation of Tiffany & Co.;

(ii)    a reorganization, merger or consolidation of Tiffany & Co. with one or more Persons as a result of which Tiffany & Co. goes out of existence or becomes a subsidiary of another Person; or

(iii)     upon the acquisition of substantially all of the property or more than eighty percent (80%) of the then outstanding stock of Tiffany & Co. by another Person;

provided that none of the foregoing transactions (i) through (iii) will be deemed to be a Terminating Transaction, if as of a date at least fourteen (14) days prior to the date scheduled for such transaction provisions have been made in writing in connection with such transaction for the assumption of the Grant or the substitution for the Grant of a new grant covering the publicly-traded stock of a successor Person, with appropriate adjustments as to the number and kind of shares.

Tiffany & Co. 2014 Employee Incentive Plan, Option Terms, January 17, 2018	9

EXHIBIT 10.26s

“Termination Date” shall mean the first day on which Participant’s employment with Employer terminates for any reason; provided that a termination of employment shall not be deemed to occur by reason of the transfer of employment between Employers; and further provided that such employment shall not be considered terminated while Participant is on a leave of absence approved by Employer or required by applicable law. If, as a result of a sale or other transaction, Employer ceases to be an Affiliate of Parent, the occurrence of such transaction shall be treated as the Termination Date, and Participant’s employment will be deemed to have been involuntarily terminated without cause.

“Tiffany & Co.” shall mean Tiffany & Co., a Delaware corporation.

Tiffany & Co. 2014 Employee Incentive Plan, Option Terms, January 17, 2018	10